Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

SAIA – Q4 2017 EARNINGS CONFERENCE CALL EVENT

DATE/TIME: February 2, 2018/10:00AM ET

CORPORATE PARTICIPANTS

Doug Col, Saia, Inc. – Treasurer

Rick O’Dell, Saia, Inc. – CEO, President and Director

Fritz Holzgrefe, Saia, Inc. – CFO, Executive Vice President and Secretary

CONFERENCE CALL PARTICIPANTS

Brad Delco, Stephens, Inc. – Analyst

David Ross, Stifel, Nicolaus & Co., Inc. - Analyst

Jason Seidl, Cowen & Co. LLC - Analyst

Tyler Brown, Raymond James & Associates, Inc. - Analyst

Ravi Shanker, Morgan Stanley & Co. LLC - Analyst

Scott Group, Wolfe Research LLC – Analyst

Todd Fowler, KeyBanc Capital Markets, Inc. - Analyst

Willard Milby, Seaport Global Securities LLC - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Saia, Inc. Fourth Quarter 2017 Results Call. As a reminder, today's conference is being recorded. And at this time, I'd like to turn the floor over to Mr. Doug Col, Saia's Treasurer. Please go ahead, sir.

Doug Col - Saia, Inc.

Thanks, Greg. Good morning, everyone. Welcome to Saia's Fourth Quarter 2017 Conference Call. Hosting today's call are Rick O'Dell, Saia's President and Chief Executive Officer; and Fritz Holzgrefe, our Executive Vice President and Chief Financial Officer.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ. I'm going to go ahead and turn the call over to Rick O'Dell now.

Rick O’Dell - Saia, Inc.

Well, good morning and thank you for joining us. This morning, we announced our fourth quarter and year-end 2017 results. Adjusted fourth quarter diluted earnings per share of $0.53 compares favorably to the $0.40 earned by Saia in the fourth quarter of 2016. For the full year 2017, adjusted diluted earnings per share were $2.19 compared to $1.87 earned in 2016.

As mentioned in our press release, these adjusted numbers differ from our reported diluted earnings per share as a result of the passage of the Tax Cuts and Jobs Act. A copy of our press release is available on the Financial Releases page of Saia's Investor Relations website. Fritz will cover this adjustment in more detail later in the call.

The fourth quarter represented our 30th consecutive quarter of year-over-year improvement in our reported LTL yield. Rate renewals with contractual customers resulted in an average increase of 6.2% in the fourth quarter, and our overall LTL revenue per hundred increased 8.7%. The success we're having with improving our LTL yield is a combination of a stable pricing environment, our improving value proposition to customers and an understanding by our customers of the cost and capacity challenges facing the trucking industry today.

Fourth quarter LTL shipments and tonnage trends were positive, and our Northeast expansion this past year continues to generate revenue ahead of our expectations. In December, revenue related to our Northeast expansion accounted for 6.8% of our total LTL revenue.

Some comparisons from the fourth quarter compared to the fourth quarter of 2016 are as follows. LTL shipments per workday rose 8.7% while LTL tonnage per workday rose 8.3%. LTL weight per shipment fell by 0.3% to 1,114 pounds and was sequentially down from weight per shipment in the third quarter of 1,120 pounds. Our length to haul increased by 4.5% to 828 miles and was up sequentially from the average length of haul of 813 miles in the third quarter. LTL revenue per shipment rose 8.4% to $199. Our cargo claims ratio of 0.73% improved from 0.76% last year.

I'd like to highlight a couple of metrics from our full year results before I turn the call over to Fritz. LTL shipments per workday were up 5.6% while LTL tonnage grew by 5.2%. Our LTL yield improved by 8%, and revenue per shipment increased by 7.5%. Weight per shipment was down slightly, and our length of haul increased by 3%, a function of our expansion in the Northeast and the strong response to this service from our existing customers across our legacy service network.

In 2017, our cargo claims ratio improved by 11%, and the number of claims filed per day was actually down for the third year in a row. Purchased transportation miles were 10.6% of total linehaul miles compared to 7.7% last year. This results in part by the rate at which business ramped up in the new markets, which necessitated using additional third-party capacity, and by the 2 major hurricanes last year, which impacted large parts of our southern service geography and required the use of purchased transportation to balance the network. In 2017, our average fuel economy improved to 6.9 miles per gallon from 6.8 miles per gallon as we continue to add new tractors with more efficient engines.

With that, I'm going to go ahead and turn the call over to Fritz.

Fritz Holzgrefe - Saia, Inc.

Thanks, Rick, and good morning, everyone. We generated total revenue of $353 million in the fourth quarter compared to $300 million in the fourth quarter of 2016, an 18% increase. Revenue benefited from positive shipment and tonnage trends, building momentum in our newest terminals, continued positive pricing and a year-over-year increase in fuel surcharge revenue. As Rick mentioned, fourth quarter LTL yield rose 8.7% as a result of our continued focus on pricing for profitability and from higher fuel surcharge contribution. Fuel surcharge revenue rose 41% from the fourth quarter of 2016.

A few key expense items that impacted fourth quarter results on a year-over-year basis are the following:

•

Salaries, wages and benefits rose 13.7% to $194.6 million in the fourth quarter, reflecting the impact of an average wage increase of 3% in July and, most significantly, the increase in our employee count of approximately 9% at year's end, driven largely by our Northeast expansion.

•

Purchased transportation expense rose to $21.3 million or 6% of revenue compared to $13.9 million or 4.6% in 2016. Sequentially, purchased transportation fell as a percentage of revenue from 6.6% reported in the third quarter.

•	Fuel expense rose 32.5% in the quarter, but was offset by an increase in fuel surcharge revenue collected.
•	Claims and insurance expense in the fourth quarter decreased by 14.2% to $9.2 million, primarily due to more moderate levels of accident severity versus the prior year.
•	Depreciation and amortization expense of $22.5 million compares to $19.3 million in the prior year and reflects our continued investment in real estate, tractors, trailers and forklifts.
•	Operating income rose 33% to $22.9 million from $17.2 million earned in the fourth quarter of 2016.

Moving on to the financial highlights of the full year 2017 results. Revenue of $1.4 billion was a record for Saia and up 13% from revenues of $1.2 billion in 2016. Our operating ratio improved by 40 basis points to 93.1% compared to 93.5% in 2016. Record operating income of $94.7 million was about 20% higher than 2016 operating income of $79.1 million.

Diluted earnings per share for the fourth quarter and full year were as follows:

•	Fourth quarter diluted earnings were $1.82, compares to $0.40 from the fourth quarter of 2016.
•	For the full year, our diluted earnings per share was $3.49 versus $1.87 in 2016.
•

During the fourth quarter of 2017, the company reported a reduction in deferred income tax liability that was required as a result of the passage of the Tax Cut and Jobs Act. Excluding this reduction, diluted earnings per share were $0.53 for the fourth quarter and $2.19 per share for 2017. Again, I'll refer you to the reconciliation table to GAAP earnings provided in our earnings release for an explanation of the difference between our actual reported earnings and our adjusted earnings discussed on this call.

At December 31, 2017, total debt was $132.9 million. Net debt to total capital was 18%. This compares to total debt of $73.8 million and net debt to total capital of 13% at December 31, 2016. Net capital expenditures for 2017 were $217 million, including equipment acquired with capital leases. This compares to $152.4 million of net capital expenditures in 2016. In 2018, net capital expenditures are forecast to be approximately $265 million, including investments in real estate, terminal infrastructure improvement projects, fleet growth and continued investments made to lower the age of our tractor, trailer and forklift fleets.

Now I'd like to return the call to Rick.

Rick O’Dell - Saia, Inc.

Thanks, Fritz. I'm pleased with the results that we were able to deliver in 2017 and would like to thank all of our employees for their efforts this past year. Not only was our team given the challenge of opening 6 new terminals over an 8-month period, but we asked them to do it in the midst of a robust freight environment with shipment growth occurring across our network. The task was made more difficult in the year that we saw some pretty unusual weather events. I can't remember a year when we had terminals closed for hurricanes, flooding, wildfires and winter storms. We always say that trucking is an outdoor sport, and that was never more evident than in this past year.

Looking forward to 2018, we're excited about continuing the growth path that we began last year, and we plan to open 4 to 6 new terminals throughout the year in the Northeast. Our real estate team has secured some of the target locations and is in the process of readying the facilities for start-up. Along with new market openings, we plan to open our third terminal in the Dallas metroplex with a new location in Fort Worth. The new location will give us the opportunity to reach more customers in that large market and free up some capacity at the other 2 Dallas terminals. Focus on improving our yield remains a key tenet in our growth strategy and is supported by our expansion. As we're able to do more for our customers, we enhance the value we represent to them. Our existing customers are providing us a lot of positive feedback regarding expansion, and we look forward to serving them in additional markets as we open new service centers.

With these comments, we're now ready to answer your questions. Operator?

QUESTIONS AND ANSWERS

Operator

And first, from Stephens, we have Brad Delco.

Brad Delco - Stephens Inc.

Rick, I wanted to get your thoughts. You kind of made the point weather was tough in '17. It's been tough, thus far, in January. We typically see, at least according to my model, a little bit of margin improvement fourth to first. Can you comment directionally on what your expectations are there in light of maybe some of the January weather we've experienced?

Rick O’Dell - Saia, Inc.

Sure. I guess a few things to consider when you look at the historical OR, 4Q to 1Q would be timing of a general rate increase, self-insurance volatility and when Good Friday falls. It's a very weak revenue day and probably costs us, from a profitability standpoint, about $1 million. Good Friday is in March this year versus April of last year. But recent history would suggest kind of a flattish OR, 4Q to 1Q, but we currently expect to do better than that, probably by about half an operating point on some strong revenue growth.

Brad Delco - Stephens Inc.

Okay, got you. That's good color. And then maybe just one quick follow-up for you, Fritz. You may have said it too, Rick. What percentage of revenue was fuel surcharge in the quarter?

Fritz Holzgrefe - Saia, Inc.

Wait a second there. Let me grab that. It is -- hold on a second. Let me circle back with you on that one, Brad. I've got it handy here. I want to make sure I give you the right number.

Brad Delco - Stephens Inc.

Okay, sure. And then maybe just one last one for you, Rick. I mean, it seems like you're having a lot of success with the Northeast expansion. I would imagine that's probably been a little bit of a drag on margins. With good pricing, incrementals this quarter were only about 10%. Is there any way you can kind of quantify what you think Northeast expansion's doing from a margin drags? I imagine your underlying incrementals in some of your other geographies are a lot better than what we're seeing on a consolidated basis.

Rick O’Dell - Saia, Inc.

Yes. I mean, they are better, and as you know, we opened 2 terminals in the fourth quarter. I guess maybe this is the best kind of color to provide more from a forward-looking perspective. So I would just say, for the year, we're targeting 150 to 200 basis point improvement on strong revenue growth, and I think it could be better than that depending upon the yield environment which would -- should better incremental margins, right?

Brad Delco - Stephens Inc.

Yes. I mean, you have obviously some of your peers that are typically targeting kind of 20, maybe 20-plus, and I'm just sort of wondering if that's achievable in light of this kind of current growth mode with 4 to 6 terminals being added this year.

Rick O’Dell - Saia, Inc.

It is. I mean -- yes. Yes, one comment I would just make is, as you -- as we expand in the Northeast, I mean, there's some -- when you first open the 4 terminals and you put your regional leadership and some incremental resources there, when you add one more terminal, you're not duplicating region managers and region safety people, claim prevention, et cetera. So those terminals are going to grow. And as they mature, their contribution margins are better, and then there's less drag from the incremental terminal openings than your initial launch.

Brad Delco - Stephens Inc.

Okay guys so thank you.

Fritz Holzgrefe - Saia, Inc.

Brad, so 11.5% of revenue.

Brad Delco - Stephens Inc.

Okay, thanks Fritz.

Operator

Our next question comes from Todd Fowler with KeyBanc Capital Markets.

Todd Fowler - KeyBanc Capital Markets Inc.

Maybe just to pick up on the conversation around the incrementals. Do you have kind of a thought on the timing of the terminal openings in the Northeast into 2018? And it seems like that -- maybe in some of the quarters, like the fourth quarter, where you had 2 terminals opening. You've got some of the salaries. And Rick, I understand your comments that you've got the infrastructure and the overhead in place. But should we think about quarters where you got a couple terminals opening then maybe incrementals are a little bit lower in that period? And if you could just give us a sense of when you're expecting to see the terminals roll through in ‘18 that could be helpful.

Rick O’Dell - Saia, Inc.

Yes. I think like I said there's kind of an offset though, because as the 6 terminals that are currently opened, the 2 are -- then their incremental margins are going to improve. And then as we stage in the other terminals one at a time, I mean, it should really have a more modest type of an impact. So I think we -- like I said, we would expect to see some much more positive kind of incremental margins going forward, particularly assuming we see this continued strong growth environment. Right now, we opened 2 terminals in 4Q. We have one terminal that we're going to open in March, and then the rest of them would come at a later time period. So a couple markets where we're having a difficult time locating facilities, and so there's probably been a little bit of delay versus what we would've liked to do had there been some better availability. So we're working through those hurdles.

Todd Fowler - KeyBanc Capital Markets Inc.

Okay, that helps. And it's not a big change here in the quarter. I guess it was probably for all intents and purposes flattish sequentially. But do you have any thoughts on weight per shipment? I mean, given what we're seeing in the economy and what we're hearing in the truckload market, it feels like that maybe weight per shipment should be moving up. Is there anything specific that's keeping weight per shipment relatively flat, even down a little bit year-over-year in your profile?

Rick O’Dell - Saia, Inc.

It improved in January from a year-over-year basis, and so we're seeing it kind of start to pick up a bit.

Todd Fowler - KeyBanc Capital Markets Inc.

But nothing specific as far as mix shift or anything like that?

Rick O’Dell - Saia, Inc.

Not a large mix shift.

Todd Fowler - KeyBanc Capital Markets Inc.

Okay, and then -- go ahead, Rick, I'm sorry.

Rick O’Dell - Saia, Inc.

No, go ahead. I'm sorry.

Todd Fowler - KeyBanc Capital Markets Inc.

I guess just the last one then that I was just going to try and touch on. Just on the CapEx number, maybe this is for Fritz. Do you have a breakout between what's going to be real estate and what's going to be rolling stock and how we should think about depreciation as we move into '18?

Fritz Holzgrefe - Saia, Inc.

Yes, sure. So Todd, of the breakout, the $265 million, about $92 million, $95 million of that roughly is projected today to be real estate; about $150-ish million, $155-ish million will be equipment. There's a little bit of flux there, but that's kind of directionally where it is, and the balance will be technology. So the equipment is -- lion's share of that is going to be tractors. So that will be a shorter life, obviously, than, say, the trailers.

Todd Fowler - KeyBanc Capital Markets Inc.

Okay. And I'm assuming you don't want to provide a depreciation number. We should kind of back into that based on the ranges you just gave for where you're spending the dollars.

Fritz Holzgrefe - Saia, Inc.

Yes, I think I would, and that's all subject to some timing there. So that's kind of our -- when those things actually get delivered and serviced and when we actually close on the real estate.

Todd Fowler - KeyBanc Capital Markets Inc.

Okay that makes sense. Congratulations on the good year guys.

Operator

Moving on from Stifel, we have David Ross.

David Ross - Stifel, Nicolaus & Company, Inc.

Yes. Maybe I missed it, but did you guys give any guidance on the 2018 tax rate expected?

Fritz Holzgrefe - Saia, Inc.

So we -- we're still assessing the details of this, but I think it's in a range of sort of 24% to 26% is kind of where I think we'll end up for the full year average. There are some elements of the code that haven't been fully vetted, thus the range estimate there. But that's kind of what we're viewing for the full year.

David Ross - Stifel, Nicolaus & Company, Inc.

Okay. And then back on the CapEx side, is there any money allocated in that for dimensioners? Or how would you describe your current network in terms of -- do you have enough dimensioners? Or do you need more? And how does that evolve?

Rick O’Dell - Saia, Inc.

We probably would add a couple. I think we're at 32 at this point in time, but we're dimensioning 55% of our shipments to ensure that we're properly compensated from a class standpoint as well as making sure our costing data is accurate.

David Ross - Stifel, Nicolaus & Company, Inc.

And then Rick, what do you view as your biggest challenge in 2018?

Rick O’Dell - Saia, Inc.

I think just capitalizing on the environment and making sure we're achieving the incremental margins that we're targeting. I think it's going to be -- it would appear to be a robust shipping environment. The driver shortage is a challenge from a recruiting standpoint. But we -- Saia's a good place to work from an environment, we have a very good benefits program, and we have competitive wages. So those are, I guess, probably our -- just capitalizing on the opportunity from the expansion and from what appears to be a robust economy.

David Ross - Stifel, Nicolaus & Company, Inc.

And is there anything that you don't have in place that would not allow you to capitalize?

Rick O’Dell - Saia, Inc.

No. I mean, obviously, we've got the balance sheet to be sure  we're prepared for the growth standpoint, and then we've ramped up our recruiting process to facilitate the growth that we've targeted so we don't have to hold that back, right?

David Ross - Stifel, Nicolaus & Company, Inc.

Yes. And then what about the network? Do you have enough capacity to handle a lot of volume? Or are you kind of very cognizant of what the pinch points are and where you may need to pull a pricing lever to turn down the freight?

Rick O’Dell - Saia, Inc.

I think as -- I think we have the excess capacity, and we've been -- you saw our real estate investments have stepped up and are -- look, are up going forward to make sure that some of our facilities, our break facilities, can handle some incremental volumes moving across our network. Obviously, I think there are some high-cost markets and markets where labor's tight. You just need to -- we constantly look at those and say, "Hey, let's make sure were being properly compensated at some of these higher-cost markets." And the difficult markets, you need to have a higher margin requirement, right?

David Ross - Stifel, Nicolaus & Company, Inc.

Absolutely. Thank you very much.

Operator

Our next question is from Raymond James, we'll hear from Tyler Brown.

Tyler Brown - Raymond James & Associates, Inc.

Fritz, so you mentioned $265 million in the net CapEx, but how much of that will be cash versus maybe the cap leases?

Fritz Holzgrefe - Saia, Inc.

We're still working through those details, but you can assume that the vast majority of that, probably 80% of it, we'll fund either with our line of credit or operating cash flow.

Tyler Brown - Raymond James & Associates, Inc.

Okay. Okay, perfect. And then Rick, I know pro forma for the Northeastern expansion, you guys may be looking for, call it, 170 terminals, but my hunch is you guys aren't really going to stop there. So I was hoping you guys could talk about some of, again, that saturation opportunity. You talked about Dallas. Maybe even here in North Atlanta. Where, I guess, over the long term do you think the network will ultimately migrate to in terms of terminals?

Rick O’Dell - Saia, Inc.

I mean, I think you could benchmark some of the other -- some of our competitors are probably the best -- would be the best comparison for that over a period of time. I mean, we kind of tend to look at Old Dominion, since they are best operating company out there, would probably be the best benchmark.

Tyler Brown - Raymond James & Associates, Inc.

Okay. Okay, that's helpful. And then maybe just a little bit on the cadence of additions in '18. Would those be more kind of predictable openings on a 60- to 90-day schedule? Is that kind of how you guys are thinking about it?

Rick O’Dell - Saia, Inc.

That's what we've actually targeted, to move a little more quickly than that. But we -- some of the real estate locations that we've found were – are either pushed out or maybe weren't available to us. So we're kind of reassessing exactly where and when we can do that. But probably every 60 days is a good assumption.

Tyler Brown - Raymond James & Associates, Inc.

Okay. And then I don't want to split hairs, but you mentioned in the release a 98% on-time number. Was that a goal? Or is that actually what you posted?

Rick O’Dell - Saia, Inc.

No, that's what we've achieved.

Tyler Brown - Raymond James & Associates, Inc.

Okay, okay. And then maybe last one. I think you guys mentioned that 11% -- just rounding up, 11% of miles -- of linehaul miles are PT. I'm just kind of curious how you break that down between truckload and rail.

Fritz Holzgrefe - Saia, Inc.

It's roughly 60%-40%. So truckload would be 60%. 40% would be rail.

Tyler Brown - Raymond James & Associates, Inc.

Perfect. Thanks guys.

Operator

Our next question comes from Scott Group with Wolfe Research.

Scott Group - Wolfe Research, LLC

So just had a bunch of just numbers questions. Rick, did you say you think 150 to 200 basis points, that's full year margin improvement. Is that what you're saying?

Rick O’Dell - Saia, Inc.

Correct.

Scott Group - Wolfe Research, LLC

Okay, great. Did you guys give the monthly tonnage numbers in January? If not, can we get those?

Fritz Holzgrefe - Saia, Inc.

Absolutely. But we haven't broken them out -- or we can break them out, haven't reported them yet. So October, November, December, these are the LTL tonnage numbers. It's 6.5%, 8.5%, 9.5%, and then January is 11.1%. So shipments numbers. You want shipments too, Scott?

Scott Group - Wolfe Research, LLC

Sure.

Fritz Holzgrefe - Saia, Inc.

All right. So shipment numbers for October, plus 7.1%; November, plus 9.2%; and then December, plus 9.6%; and then January to date, 8.9%.

Rick O’Dell - Saia, Inc.

Yes, I was going to say. We saw a nice step-up in growth in the month of January.

Scott Group - Wolfe Research, LLC

So we've heard from others that they've seen things get worse in January and blaming weather. So do you think you're taking share right now? Or is this the terminals in your mind? Or what's driving the acceleration?

Rick O’Dell - Saia, Inc.

I mean, I just think it's a good -- it would appear to be a good environment. And you could see our service performance, and claim performance is good. I mean, if that's what the numbers look like from -- only a couple people who have reported thus far, but yes, I mean, we -- absent the weather days, the volumes have been very strong. And I think a lot of times you can see that -- to me; it's a sign of good economic activity. Because when things are soft, you have a weather day, and then there's not the kind of a bounce-back from pending orders, et cetera. It seems like people close and then nobody missed anything. But we've seen a nice bounce-back, and then it's pretty broad across our network. It's not just the Northeast, but the Northeast step-up sequentially was about a half a percent. So we did open 2 terminals in the fourth quarter, and we continue to see not only those terminals but the other 4 terminals that we opened earlier in the year. And now we continue to see growth, both inbound and outbound, to those locations. But it was pretty broad-based. Like I said, only half a percent of the step-up was Northeast. But that run rate's running over $100 million a year now from an annualized basis.

Scott Group - Wolfe Research, LLC

Did you share the pricing renewals in the quarter?

Fritz Holzgrefe - Saia, Inc.

They were plus -- contractual renewals in this fourth quarter is plus 6.2%.

Rick O’Dell - Saia, Inc.

And I would just say, we adjust for yield for length of haul and weight per shipment and fuel surcharge. And for the quarter, that was up about 5% -- a little over 5%.

Scott Group - Wolfe Research, LLC

Okay, helpful. And then just last question. So YRC announced a GRI in February yesterday. Do you think that you'll sort of match and do the same?

Rick O’Dell - Saia, Inc.

We tend to follow the market and try to keep our tariff competitive so we can match people's kind of pricing and discounts. So we'll keep an eye on the environment and certainly would be followers if you see the major players increasing the rates on the base tariff.

Scott Group - Wolfe Research, LLC

Okay great. Thank you guys, appreciate it.

Operator

Our next question will come from Willard Milby with Seaport Global Securities.

Willard Milby - Seaport Global Securities LLC

Actually, Scott answered -- asked a lot of my questions. But I guess on the expansion front, looking at drivers, is it incrementally tougher to get drivers now with these additional terminals in the Northeast than it was, say, 6, 12 months ago for, I guess, the initial round of expansion out in the Northeast? Are you having to pay up for that?

Rick O’Dell - Saia, Inc.

No. We've actually had pretty good luck for recruiting up there. And I think part of it is for a driver to have an opportunity to come in at a startup and we would expect to grow over a period of time, and they become the #1-, 2-, 3-, 4-, 5-type driver at our facility right out the gate. And that's going to have benefits for you over time from a start time hours, run time selection. So we put new equipment up there. We've made meaningful investments in the facilities to make them nice. So we've -- actually, our recruiting challenges are a little bit more difficult in some of the other markets thus far.

Willard Milby - Seaport Global Securities LLC

All right. And also on the -- I guess the freight profile of the -- of stuff that's being added to the network from the Northeast. Is that materially different from, I guess, the rest of the network from a weight per shipment or length of haul or any aspect? How should we think about what's coming in as you expand?

Rick O’Dell - Saia, Inc.

Yes. The weight per shipment is in a similar range. Probably it's a little bit higher thus far. And then the length of haul to and from, because we're mostly -- we've been marketing interregional-type business, so the length of haul is about 1,150 miles up there versus the company average. So -- and that's part of what's driving the increase in the length of haul across the company. Revenue per bill's higher as well to and from that market, partially reflecting the length of the haul and some high-cost, high-tax areas in some of the markets up there too, lot of toll roads.

Willard Milby - Seaport Global Securities LLC

All right. And I guess on the purchased transportation front, obviously, a sequential step-down from Q3. Do you think there's going to be a more meaningful step-down here in Q1? Or is that still going to be an elevated number, recognizing that you've -- you think you're going to have 50 bps of OR improvement anyways? Kind of curious what levers I need to pull to get there.

Rick O’Dell - Saia, Inc.

I think, actually, it'll probably be similar on a percent of revenue basis. I mean, yes, with the tonnage growth that we're seeing, it's pretty -- we're having robust demand, and the length of the haul is going up. And some of the purchased transportation's -- there's a bit of the purchased transportation that's suboptimal, but some of it obviously is very cost-effective, and it creates some capacity for us in our network as well. So I would -- I think from a modeling standpoint, it's probably more flattish, I mean, on a percentage of revenue basis.

Willard Milby - Seaport Global Securities LLC

Great. Thanks for the times guys, very helpful.

Operator

Our next question will come from Jason Seidl with Cowen and Company.

Jason Seidl - Cowen and Company, LLC

Just a couple quick ones for me. Rick, you mentioned 55% of your shipments are going through dimensioners now. Is there a push to get that number higher? And if so, how -- what should we expect the timeline?

Rick O’Dell - Saia, Inc.

Yes. What we tend to do is we cycle through a sample of all customers. So if you've got somebody who's a regular shipper, we know what they're shipping, I mean, there's -- and we have good dims for them, there's no reason to run 100% of their freight through there all the time. You have other customers where you see a high variance amongst the dimensions, so we need to make sure that that's being captured. So it's a -- it's kind of a -- there is a cost to doing it, so I don't think you'll -- there's no reason to be at 100%, right?

Jason Seidl - Cowen and Company, LLC

Okay. But is 55% the optimal percent, you think, from the sort of known shippers?

Rick O’Dell - Saia, Inc.

I mean, we could maybe do 10% more, right? So -- then we're doing, which would probably take us to 60% or so.

Jason Seidl - Cowen and Company, LLC

Okay, fair enough. Other question, just about January and any potential impacts. Obviously, we've had weather, but you saw tonnage growth step up, right? You have 11.1%, I think, that you gave the number. In terms of the weather, how many working days do you think that cost you in January overall? Do you think it cost you may be 0.5 day thus far? And then my next question is what sort of impact do you think you saw last year from Chinese New Year moving around in January? And what do you think the impacts are going to be for this year, if any?

Rick O’Dell - Saia, Inc.

I don't know. We haven't really been able to quantify anything from Chinese New Year. I mean, the weather kind of is what it is. It moved across our network. And we had -- for about 3 days, we were impacted fairly heavily. It's interesting, right? You -- it actually -- it impacts us more when it comes across the Southeast, like it did, as opposed to going across the Northeast. A lot of people up there are used to handling it. So it's -- it had a minor impact, although I would say, post the weather days, there was a really nice bounce-back. So I don't...

Jason Seidl - Cowen and Company, LLC

So you had some sort of negative impact.

Rick O’Dell - Saia, Inc.

We had a modest impact.

Jason Seidl - Cowen and Company, LLC

That’s fair enough. Thanks for the time guys as always.

Operator

Next, from Morgan Stanley, we'll hear from Ravi Shanker.

Ravi Shanker - Morgan Stanley

I just want to follow up on something you said earlier about tonnage. When we see the tightness in the TL marketplace, what's your reaction going to be to spill over freight from TL to LTL? Are you happy to take that freight and keep the tonnage up? Or would you rather prioritize price for your own customers?

Rick O’Dell - Saia, Inc.

Yes. I mean, you see our kind of over 10,000-pound shipment growth is pretty meaningful. We just -- we have some specific programs we're doing to make sure that we're being properly compensated for those. The -- I think the average shipment in that category is about 14,000 pounds, and most of its LTL freight. It just might happen to be totes or very heavy freight or something like that. So we've gone through the shippers in that segment and are making sure we're properly compensated, and most of those shipments operate in the 80%s. So not -- assuming we have capacity to move them, I mean I wouldn't want to deselect that, right?

Ravi Shanker - Morgan Stanley

Got it. That makes sense. Also, we're seeing increasing headlines from retailers trying to put in place ship from store-type omni-channel solutions. Can you -- I know the e-commerce question has been asked several times before but I think that's more from a DC to SC type of move. But in an omni-channel world where retailers are doing ship from store, do you guys play in that at all in terms of inventory channel sales or kind of just close the last mile?

Rick O’Dell - Saia, Inc.

Not a lot, quite frankly. I mean, we're evaluating that kind of through our asset-light business, but we're not participating in it at this point in time.

Ravi Shanker - Morgan Stanley

Got it. And just lastly, can I ask you about your thoughts on the Tesla truck announcement. Clearly, there's at least some benchmark up there with in question marks about time to market and such. But have you evaluated this? Is that something you would consider?

Rick O’Dell - Saia, Inc.

Yes. We would obviously consider it, and actually, our team has a trip planned out there. But we also have some contacts with some of the other potential providers as well. So we're clearly monitoring the technology and the opportunity.

Ravi Shanker - Morgan Stanley

Very helpful. Thanks guys.

Operator

And ladies and gentlemen, that does conclude today's question-and-answer session. I'd like to turn the floor back to Mr. Rick O'Dell for any additional or closing remarks.

Rick O’Dell - Saia, Inc.

All right. Thanks for your interest. As we commented, we're pleased with our performance in 2017, and I think more importantly, we're excited about the positioning we have into 2018 for meaningful growth and more meaningful profit improvement. Thank you.

Operator

Ladies and gentlemen, that does conclude today's results call. Thank you for joining us. You may now disconnect.